Exhibit 3.75
ARTICLES OF INCORPORATION
OF
LSI Title Insurance Agency of Utah, Inc.
Article I
The name of the corporation is LSI Title Insurance Agency of Utah, Inc.
Article II
The corporation shall have unlimited power to engage in and do any lawful act concerning any and all lawful business for which corporations may be organized under the Utah Business Corporation Act and any amendments thereto.
Article III
The corporation shall have authority to issue one thousand (1,000) shares of stock which stock shall be of one class only which shall be common voting stock, par value $1.00 per share. The common stock shall have unlimited voting rights provided in the Utah Revised Business Corporation Act.
Article IV
The address of the corporation’s initial registered office shall be:
50 West Broadway
Salt Lake City, Utah 84101
The corporation’s initial registered agent at such address shall be
C T Corporation System
I hereby acknowledge and accept appointment as corporation registered agent:

/s/ (Registered Agent Signature

Article V
The names and addresses of the incorporator are:
Todd C. Johnson
601 Riverside Avenue
Jacksonville FL 32204
     IN WITNESS WHEREOF, I, Todd C. Johnson, have executed these Articles of Incorporation in duplicate this 3rd day of June, 2005, and say:
That he is the sole incorporator herein; that he has read the above and foregoing Articles of Incorporation, and knows the contents thereof, and that the same is true to the best of his knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters he believes to be true.

/s/ Todd C. Johnson Todd C. Johnson
Incorporator

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